Exhibit 99.1
                                                                           NEWS RELEASE

For Immediate Release

Contact:	Patrick A. Reynolds
Director of Investor Relations
(706) 649-4973
Synovus Reports Earnings per Share of $1.60 for 2007
(Earnings per share of $1.76 for 2007 excluding expenses related to TSYS spin-off and Visa litigation)
Columbus, Ga., January 24, 2008 — Synovus reports diluted earnings per share of $1.60 for 2007 compared to $1.90 for 2006. Net income was $526.3 million for the year compared to $616.9 million last year. The 2007 results include $31.0 million (net of income taxes and minority interest) in expenses related to the distribution of Synovus’ ownership interest in TSYS to Synovus’ shareholders in a spin-off transaction and $22.5 million (net of income taxes) of litigation expenses associated with indemnification obligations arising from Synovus’ ownership interest in Visa. Excluding these expenses, diluted earnings per share for 2007 was $1.76. The 2006 results included $33.2 million (net of income taxes and minority interest) for the impact of the Bank of America contract termination fee of $68.9 million, which was partially offset by the acceleration of the amortization of related contract acquisition costs of $6.0 million. Excluding these items, diluted earnings per share for 2006 was $1.80.
For the fourth quarter, diluted earnings per share was $0.25 compared to $0.54 for the fourth quarter of 2006. Net income was $81.9 million for the fourth quarter compared to $175.5 million for the same period last year. The fourth quarter of 2007 results include $25.0 million (net of income taxes and minority interest) in expenses related to the distribution of Synovus’ ownership interest in TSYS to Synovus’ shareholders in a spin-off transaction and $15.2 million (net of income taxes) in Visa litigation expenses. Excluding these expenses and the aforementioned 2006 contract termination fee, diluted earnings per share for the fourth quarter of 2007 was $0.37, compared to $0.44 in the same period a year ago.
Shareholders’ equity at December 31, 2007, was $3.44 billion, which represented a strong 10.45% of year-end assets. Total assets ended the year at $32.9 billion, an increase of 3.3% over December 31, 2006. The ratio of nonperforming assets to loans and other real estate was 1.67%, compared to 1.16% last quarter and 0.50% at December 31, 2006. The net charge-off ratio for the fourth quarter of 2007 was 0.91% compared to 0.51% last quarter and 0.39% in the fourth quarter of last year. The allowance for loan losses at December 31, 2007 was 1.39% of loans, compared to 1.38% last quarter and 1.28% at December 31, 2006. The provision for loan losses covered net charge-offs by 1.18x for the quarter.
Synovus Chairman and Chief Executive Officer Richard E. Anthony said, “2007 was a challenging year for credit. We continued to experience further weakness in our residential construction and residential development portfolios. These loan categories represent 54.1% of nonperforming loans at the end of the year and 41.7% of net charge-offs recognized in 2007. We
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Synovus Reports Earnings per Share of $1.60 for 2007/p. 2
continue to take actions to aggressively manage these portfolios. The increases in nonperforming residential construction and development loans were in the panhandle of Florida, Atlanta, and Tampa Bay areas. At December 31, 2007, 70% of Synovus’ total nonperforming assets and 81% of total residential construction and development nonperforming loans are in these markets.”
Income from continuing operations (which represents the previously reported net income for the Financial Services segment) was $53.1 million for the fourth quarter of 2007 compared to $105.0 million for the fourth quarter last year. Excluding the Visa litigation related expenses, fourth quarter 2007 income from continuing operations was $68.3 million. Net interest income was $286.7 million compared to $288.9 million in the fourth quarter of last year. Total loans grew 7.5% in 2007. On a sequential quarter basis (annualized), commercial and industrial loans grew 8.7% and retail loans grew 13.5% while commercial real estate loans grew 12.5%. Residential construction and development loans declined 1.9%. Total core deposits (excludes brokered time deposits) increased 0.7% over the fourth quarter of 2006. The net interest margin for the quarter was 3.86%, compared to 3.97% last quarter and 4.16% in the fourth quarter of last year. Of the 11 basis point decrease in the net interest margin from the previous quarter, 7 basis points were due to a higher level of interest charge-offs and non-performing assets.
Non-interest income was up 1.4% over the fourth quarter last year with increases in brokerage and investment banking revenue of 27.9%, fiduciary and asset management fees — which include trust, financial planning and asset management fees — of 1.5%, and bankcard fees of 10.5%.
Discontinued Operations
In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” the current period and historical consolidated results of operations of TSYS, as well as all costs associated with the spin-off of TSYS, are now presented as a component of income from discontinued operations.
The following table shows the components of income from discontinued operations for the three and twelve months ended December 31, 2007 and 2006:

	Three Months Ended		Years Ended
	December 31,		December 31,
(In thousands)	2007	2006	2007	2006
TSYS net income, net of minority interest	$53,720	70,571	210,147	201,814
(excluding spin-off related expenses)

Spin-off related expenses, net of income taxes:
TSYS, net of minority interest	(16,880)	—	(18,248)	—
Financial Services	(8,123)	—	(12,729)	—

Gain on transfer of mutual funds, net of income taxes	—	—	4,200	—

Total income from discontinued operations, net of income taxes and minority interest	$28,717	70,571	183,370	201,814

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Synovus Reports Earnings per Share of $1.60 for 2007/p. 3
Non-GAAP Financial Measures
Presentation of net income and diluted net income per share excluding the expenses associated with the Visa litigation, TSYS spin-off, and Bank of America termination fee are non-GAAP (Generally Accepted Accounting Principles) financial measures. The following tables reconcile net income and diluted net income per share, comparing non-GAAP financial measures to GAAP financial measures:

	Three Months Ended			Year Ended
	December 31,			December 31,
(In thousands, except per share data)	2007	2006	% Chg	2007	2006	% Chg
Consolidated:
Net income, as reported	$81,859	175,547	(53.4%)	526,305	616,917	(14.7%)
Visa litigation expense, net of income taxes	15,144	—	nm	22,478	—	nm
Spin-off related expenses, net of income taxes and minority interest	25,003	—	nm	30,977	—	nm
Bank of America termination fee, net of accelerated amortization, income taxes, and minority interest	—	(33,200)	nm	—	(33,200)	nm

Net income, as adjusted	$122,006	142,347	(14.3%)	579,760	583,717	(0.7%)

Diluted net income per share:
Net income, as reported	$0.25	0.54	(53.6%)	1.60	1.90	(16.1%)
Visa litigation expense, net of income taxes	0.05	—	nm	0.07	—	nm
Spin-off related expenses, net of income taxes and minority interest	0.07	—	nm	0.09	—	nm
Bank of America termination fee, net of accelerated amortization, income taxes, and minority interest	—	(0.10)	nm	—	(0.10)	nm

Diluted net income per share, as adjusted	$0.37	0.44	(14.6%)	1.76	1.80	(2.4%)

Notes:

nm	= not meaningful

	Three Months Ended			Year Ended
	December 31,			December 31,
(In thousands, except per share data)	2007	2006	% Chg	2007	2006	% Chg
Income from continuing operations, as reported	$53,142	104,976	(49.4%)	342,935	415,103	(17.4%)
Visa litigation expense, net of income taxes	15,144	—	nm	22,478	—	nm

Financial Services net income, as adjusted	$68,286	104,976	(35.0%)	365,413	415,103	(12.0%)

Diluted net income per share:
Income from continuing operations, as reported	$0.16	0.32	(49.6%)	1.04	1.28	(18.8%)
Visa litigation expense, net of income taxes	0.05	—	nm	0.07	—	nm

Net income per diluted share for Financial Services Segment, as adjusted	$0.21	0.32	(35.2%)	1.11	1.28	(13.5%)

Notes:

nm	= not meaningful
Synovus believes that the above non-GAAP financial measures provide meaningful information to assist investors in understanding Synovus’ financial results, exclusive of items that management believes are not reflective of its operating results. The non-GAAP measures should
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Synovus Reports Earnings per Share of $1.60 for 2007/p. 4
not be considered by themselves or as a substitute for the GAAP measures. The non-GAAP measures should be considered as an additional view of the way Synovus’ financial measures are affected by the non-recurring spin-off related expenses, Visa litigation expenses, and the Bank of America termination fee; and should be used in conjunction with all publicly filed GAAP financial statements and reports.
Synovus will host an earnings highlights conference call at 4:30 pm EDT, on January 24, 2008. Shareholders and other interested persons may listen to this conference call via simultaneous Internet broadcast at www.synovus.com by clicking on the “Live Webcast” icon. You may download RealPlayer or Windows Media Player (free download available) prior to accessing the actual call or the replay. The replay will be archived for 12 months and will be available 30-45 minutes after the call.
Synovus (NYSE: “SNV”) is a financial services holding company with $33 billion in assets based in Columbus, Georgia. Synovus provides commercial and retail banking, as well as investment services, to customers through 37 banks, 440 ATMs, and other Synovus offices in Georgia, Alabama, South Carolina, Florida and Tennessee. The company focuses on its unique decentralized customer delivery model, position in high-growth Southeast markets and commitment to being a great place to work to ensure the delivery of unparalleled customer experiences. See Synovus on the Web at www.synovus.com.
This press release may contain statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward- looking statements in this press release. Many of these factors are beyond Synovus’ ability to control or predict. Factors that could cause actual results to differ materially from those contemplated in this press release can be found in Synovus’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.
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Post Office Box 120 / Columbus, GA 31902
www.synovus.com